Exhibit Number

99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On November 22, 2024, CHS/Community Health Systems, Inc. (“CHS”), a wholly-owned subsidiary of Community Health Systems, Inc. (the “Company”), and certain wholly-owned subsidiaries of CHS (the “CHS Selling Entities”), entered into a definitive asset purchase agreement (the “Purchase Agreement”), with Adventist Health System Sunbelt Healthcare Corporation and certain of its affiliates (collectively, “Purchaser”), providing for the sale of (i) substantially all of the assets, and the assumption of certain liabilities, related to ShorePoint Health - Port Charlotte in Port Charlotte, Florida, (ii) certain assets of ShorePoint Health - Punta Gorda in Punta Gorda, Florida, and (iii) certain ancillary businesses related to such facilities (collectively, the “Facilities”) (the transactions contemplated by the Purchase Agreement, the “Transactions”). On March 1, 2025, the Transactions were completed pursuant to the terms of the Purchase Agreement. The purchase price paid to the Company in connection with the Transactions at a preliminary closing on February 28, 2025, after giving effect to estimated working capital and other purchase price adjustments, was approximately $260 million in cash (subject to a post-closing working capital adjustment).

The Company has determined that the operations of the Facilities that were divested in the Transactions do not meet the definition of discontinued operations pursuant to Financial Accountings Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the Transactions had occurred as of December 31, 2024. The estimated gain on sale in connection with the Transactions is reflected in the unaudited pro forma condensed balance sheet within accumulated deficit.

The accompanying unaudited pro forma condensed consolidated statement of loss for the year ended December 31, 2024 (the “Pro Forma Period”) includes certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transactions had occurred on January 1, 2024. The amounts included in the historical columns represent the Company’s historical balance sheet and statement of loss for the Pro Forma Period presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transactions, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transactions on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed on February 19, 2025.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	December 31, 2024
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$37	$260	a	$297
Patient accounts receivable	2,286	-		2,286
Supplies	331	-		331
Prepaid income taxes	53	(32)	c	21
Prepaid expenses and taxes	236	-		236
Other current assets	358	(10)	b	348
Total current assets	3,301	218		3,519
Property and equipment	9,160	-		9,160
Less accumulated depreciation and amortization	(4,384)	-		(4,384)
Property and equipment, net	4,776	-		4,776
Goodwill	3,789	-		3,789
Deferred income taxes	13	-		13
Other assets, net	2,175	(204)	b	1,971
Total assets	$14,054	$14		$14,068

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$20	$-		$20
Current operating lease liabilities	115	-		115
Accounts payable	913	-		913
Accrued liabilities:
Employee compensation	596	-		596
Accrued interest	222	-		222
Other	479	(30)	b	449
Total current liabilities	2,345	(30)		2,315
Long-term debt	11,432	-		11,432
Deferred income taxes	231	(10)	c	221
Long-term operating lease liabilities	535	-		535
Other long-term liabilities	828	-		828
Total liabilities	15,371	(40)		15,331
Redeemable noncontrolling interests in equity of consolidated subsidiaries	359	-		359
STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	-	-		-
Common stock	1	-		1
Additional paid-in capital	2,175	-		2,175
Accumulated other comprehensive loss	(10)	-		(10)
Accumulated deficit	(4,080)	54	d	(4,026)
Total Community Health Systems, Inc. stockholders’ deficit	(1,914)	54		(1,860)
Noncontrolling interests in equity of consolidated subsidiaries	238	-		238
Total stockholders’ deficit	(1,676)	54		(1,622)
Total liabilities and stockholders’ deficit	$14,054	$14		$14,068

Unaudited Pro Forma Condensed Consolidated Statement of Loss
(In millions, except per share amounts)

	Year Ended December 31, 2024
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,634	$(266)	e	$12,368
Operating costs and expenses:
Salaries and benefits	5,418	(109)	e	5,309
Supplies	1,946	(50)	e	1,896
Other operating expenses	3,642	(77)	e	3,565
Lease cost and rent	299	(3)	e	296
Depreciation and amortization	486	(13)	e	473
Impairment and (gain) loss on sale of businesses, net	301	(76)	d	225
Total operating costs and expenses	12,092	(328)		11,764
Income from operations	542	62		604
Interest expense, net	860	(1)		859
Gain from early extinguishment of debt	(25)	-		(25)
Equity in earnings of unconsolidated affiliates	(10)	1		(9)
Loss before income taxes	(283)	62		(221)
Provision for income taxes	79	19	c, d	98
Net loss attributable to Community Health Systems,	(362)	43		(319)
Less: Net income attributable to noncontrolling interests	154	-		154
Net loss attributable to Community Health Systems,
Inc. stockholders	$(516)	$43		$(473)
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(3.90)			$(3.58)
Diluted	$(3.90)			$(3.58)
Weighted-average number of shares outstanding:
Basic	132			132
Diluted	132			132

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a)
Adjustment represents cash consideration received from the sale of the Facilities of approximately $260 million, after giving effect to estimated working capital and purchase price adjustments.
b)
Adjustments represent the elimination of assets and liabilities held for sale attributable to the Facilities.
c)
Adjustments represent the impact to income taxes associated with the sale of the Facilities. For the twelve months ended December 31, 2024, a benefit of approximately $3 million related to the elimination of revenues, costs and expenses set forth in Note (e) is offset by income tax expense of approximately $22 million related to the sale. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.
d)
Adjustments reflect a $76 million pre-tax gain ($54 million after tax) on sale of the Facilities calculated as follows:

Cash received	$260
Less: Carrying value of the Facilities	(90)
Less: Goodwill allocated to sale of the Facilities	(94)
Pro forma gain before income taxes	76
Provision for income taxes	(22)
Pro forma net gain on sale of the Facilities	$54

e)
Adjustments reflect the elimination of revenues, costs and expenses directly attributable to the Facilities. Adjustments do not include certain general corporate overhead costs previously allocated to the Facilities that will have a continuing effect on the Company post-closing.